Exhibit 99.1

Investor Contact:	Press Contact:
Corinne Pankovcin	Brian Beades
212.810.5798	212.810.5596

BlackRock Kelso Capital Corporation Declares Regular Quarterly Distribution of $0.21 per Share,

Announces June 30, 2014 Quarterly Financial Results

New York, New York, July 31, 2014 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso Capital” or the “Company”, “we”, “us” or “our”) announced today that its Board of Directors has declared a quarterly distribution of $0.21 per share payable on October 3, 2014 to stockholders of record as of September 19, 2014.

HIGHLIGHTS:

Operating Results for the Quarter Ended June 30, 2014:

Net investment income per share: $0.22

Distributions declared per share: $0.21

Earnings per share: $0.41

Net asset value per share: $9.79

Net investment income: $16.4 million

Net realized and unrealized gains: $14.4 million

Net increase in net assets from operations: $30.9 million

Net investment income per share, as adjusted1: $0.23

Net investment income, as adjusted1: $16.8 million

Earnings per share, as adjusted1: $0.42

Net increase in net assets from operations, as adjusted1: $31.3 million

Certain transactions completed during the quarter include:

•	We sold our largest equity investment, Electrical Components International (“ECI”), for proceeds of $71.5 million and a realized gain of $48.4 million. Proceeds represented a further increase of $1.7 million above our mark for this investment at last quarter end. Subsequent to our sale, we invested $3.2 million in the Class A partnership interests of ECI Cayman Holdings, LP for a 2.35% ownership interest. When taken in conjunction with our other exits during the quarter, we are pleased to report a blended IRR, or cash on cash return, in excess of twenty-one percent, largely driven by ECI.

•	We funded $43.0 million of our $45.0 million commitment in the U.S. Well Services, LLC (“U.S. Well”) first lien term loan and earned a 2.2% upfront fee, or $1.0 million. We were also taken out of our investment in the senior secured notes for a cash on cash return of 1.27x our initial investment, inclusive of a $1.5 million prepayment fee. U.S. Well is a Houston, Texas based oilfield services provider.

•	We invested $21.0 million in the New Gulf Resources, LLC (“New Gulf”) senior secured notes at 99.1% of par and $4.0 million in the senior subordinated PIK toggle notes and associated warrants for a 1.2% share of the common equity. New Gulf is based in Tulsa, Oklahoma and was formed to acquire and develop oil and natural gas assets.

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 6.

Portfolio and Investment Activity

(dollar amounts in millions)

	Three months ended June 30, 2014	Three months ended June 30, 2013
Gross commitments	$90.5	$185.8
Exits of commitments	192.5	199.1
Number of portfolio company investments at the end of period	44	41
Weighted average (“WA”) yield of debt and income producing equity securities, at cost	11.9%	12.1%
WA yield of senior secured loans, at cost	11.4%	11.5%
WA yield of other debt securities, at cost	12.9%	13.2%

Average investment by portfolio company, at amortized cost (excluding those below $5.0 million)	$25.8	$29.1

•	The composition of our portfolio invested in senior secured loans and unsecured or subordinated debt securities increased a respective 4% and 2% to a respective 48% and 19%, while our concentration in senior secured notes declined 6% to 9%, as compared to the prior quarter. Although our sale of Electrical Components International during the quarter removed a significant amount of fair value from our equity investments, this was offset primarily by continued appreciation in our existing investments as well as a $42.9 million decrease in the size of our overall portfolio during the quarter, resulting in a modest 4% decline in our equity investments to 17% at quarter end.

•	Net unrealized appreciation decreased $34.6 million during the current quarter, due primarily to $48.6 million of unrealized appreciation reversals on investment exits. Removing such reversals, the current portfolio appreciated $14.0 million in value during the quarter. Taken in conjunction with $49.0 million of realized gains during the period, our net realized and unrealized gains of $14.4 million helped to drive our net asset value per share up another $0.20 for the quarter to $9.79 per share at June 30, 2014. This was a further increase over our $9.37 net asset value per share at this time last year.

•	For the quarter, fee income earned due to capital structuring, commitment, administration and amendment fees, as well as prepayment penalties and fees earned in connection with the early repayment of certain investments totaled $5.9 million, or $0.08 per share, as compared to $0.9 million, or $0.01 per share for the prior quarter. Although there were only $4.5 million more exits during the current quarter as compared to the prior quarter, all three of the exits were accompanied by a prepayment fee, accounting for $4.7 million of the $5.9 million for the quarter. Removing fee income, our remaining investment income decreased from $28.7 million to $27.9 million during the second quarter of 2014.

•	There was an additional $3.0 million accrual during the quarter for incentive management fees based on gains, driven by a $14.8 million increase in net realized and unrealized gains for the twelve month measurement period ending June 30, over a net $146.1 million as of last quarter end. A hypothetical liquidation is performed each quarter end possibly resulting in an additional accrual if the amount is positive, however the resulting fee accrual is not due and payable until June 30, if at all. Taken in conjunction with $2.7 million of gross unrealized depreciation on a security by security basis over the same measurement period, $16.2 million of incentive management fees based on gains is earned and due at this time. Furthermore, while no incentive management fees based on income were earned and payable during the quarter, pro-forma incentive management fees earned were $2.6 million, had they been accrued ratably throughout the year.

•	Our leverage, net of available cash stood at 0.34 times at quarter end providing us with available debt capacity under our asset coverage requirements of $392.0 million and $380.0 million available under our senior secured, revolving credit facility.

•	As compared to last year, our weighted average cost of debt decreased 49 basis points to 5.01% due to securing more favorable pricing with the amendment of our credit facility earlier this year. Average debt outstanding increased from $359.5 million last year to $449.6 million this year, resulting in a 7.4% increase in total borrowing costs during the quarter as compared to last year’s quarterly average.

•	Our net investment income, as adjusted, was $0.23 per share, relative to distributions declared of $0.21 per share, resulting in net investment income dividend coverage of 108%. Realized gains during the quarter provided another $0.66 per share of earnings with no accompanying distribution requirement, resulting in $0.89 per share of combined net investment income and realized gains, for dividend coverage of 421%. We expect to reinvest these proceeds in attractive opportunities.

•	Tax characteristics of all 2013 distributions were reported to stockholders on Form 1099 after the end of the calendar year. Our 2013 distributions of $1.04 per share were comprised of ordinary income of $0.60 and a $0.44 return of capital, bringing our return of capital distributions since inception to $1.70 per share. As part of our strategic tax planning, from time to time we are able to reduce our investment company taxable income by losses taken on ordinary assets, thus minimizing the amount of taxable income to be reported by our shareholders. For more information on our GAAP distributions, please refer to the Section 19 Notice that will be posted within the Distribution History section of our website.

•	We intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements to maintain our qualification as a RIC. We also intend to make distributions of net realized capital gains, if any, at least annually. We may, at our discretion, carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2013.

Liquidity and Capital Resources

Largely due to a portfolio company exit on June 30, 2014, we had approximately $77.8 million in cash and cash equivalents at quarter end, $329.1 million in debt outstanding and, subject to leverage and borrowing base restrictions, $457.8 million of net cash and availability under our amended and restated revolving credit facility, which matures in March 2019. Relative to our $1.1 billion dollar portfolio at fair value, we continue to have sufficient debt capacity to deploy in attractive investment opportunities. At June 30, 2014, we were in compliance with regulatory coverage requirements with an asset coverage ratio of 316% and were in compliance with all financial covenants under our debt agreements. In the near term, we expect to meet our liquidity needs through use of the remaining availability under our credit facility, continued cash flows from operations, and through periodic add-on equity and debt offerings, as needed. The primary use of funds will be investments in portfolio companies, reductions in debt outstanding and other general corporate purposes.

Recent Developments

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Conference Call

BlackRock Kelso Capital will host a webcast/teleconference at 4:30 p.m. (Eastern Time) on Thursday July 31, 2014 to discuss its second quarter 2014 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 4:30 p.m. and referencing the BlackRock Kelso Capital Corporation Conference Call (ID Number 44069084). A live, listen-only webcast will also be available via the investor relations section of www.blackrockkelso.com. Both the teleconference and webcast will be available for replay by 7:30 p.m. on Thursday, July 31, 2014 and ending at midnight on Thursday, August 7, 2014. To access the replay of the teleconference, callers from the United States should dial (855) 859-2056 and callers from outside the United States should dial (404) 537-3406 and enter the Conference ID Number 44069084.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Kelso Capital’s website within the presentations section of the investor relations page (http://www.blackrockkelso.com/InvestorRelations/Presentations/index.htm).

BlackRock Kelso Capital Corporation

Consolidated Statements of Assets and Liabilities

(Unaudited)

	June 30, 2014	December 31, 2013
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $715,221,690 and $854,947,802)	$718,809,908	$881,305,181
Non-controlled, affiliated investments (cost of $92,939,052 and $75,514,208)	165,780,087	134,096,291
Controlled investments (cost of $133,767,736 and $154,038,211)	134,807,279	202,570,992

Total investments at fair value (cost of $941,928,478 and $1,084,500,221)	1,019,397,274	1,217,972,464
Cash and cash equivalents	77,839,232	18,474,784
Receivable for investments sold	11,809,820	22,756,286
Interest receivable	11,347,590	11,033,061
Prepaid expenses and other assets	10,629,386	11,410,320

Total Assets	$1,131,023,302	$1,281,646,915

Liabilities
Payable for investments purchased	$5,270,709	$21,000,000
Debt	329,103,580	477,981,494
Interest payable	7,572,699	7,896,016
Distributions payable	15,634,016	19,344,682
Base management fees payable	6,109,949	5,803,497
Incentive management fees payable	32,182,873	34,725,204
Accrued administrative services	132,660	270,000
Other accrued expenses and payables	6,057,251	4,921,681

Total Liabilities	402,063,737	571,942,574

Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 76,083,447 and 75,827,692 issued and 74,447,692 and 74,402,185 outstanding	76,083	75,828
Paid-in capital in excess of par	896,910,279	894,649,992
Distributions in excess of taxable net investment income	(26,857,496)	(19,373,748)
Accumulated net realized loss	(203,869,392)	(286,693,363)
Net unrealized appreciation (depreciation)	73,956,386	130,522,308
Treasury stock at cost, 1,635,755 and 1,425,507 shares held	(11,256,295)	(9,476,676)

Total Net Assets	728,959,565	709,704,341

Total Liabilities and Net Assets	$1,131,023,302	$1,281,646,915

Net Asset Value Per Share	$9.79	$9.54

BlackRock Kelso Capital Corporation Consolidated Statements of Operations (Unaudited)	Three months ended June 30, 2014	Three months ended June 30, 2013	Six months ended June 30, 2014	Six months ended June 30, 2013
Investment Income:
Interest income:
Non-controlled, non-affiliated investments	$23,223,780	$26,914,678	$47,311,844	$51,746,787
Non-controlled, affiliated investments	1,107,545	1,134,866	2,209,557	2,082,871
Controlled investments	2,972,879	2,394,997	5,880,095	4,938,544

Total interest income	27,304,204	30,444,541	55,401,496	58,768,202
Fee income:
Non-controlled, non-affiliated investments	5,789,805	4,807,160	6,597,305	7,548,819
Non-controlled, affiliated investments	—	—	—	—
Controlled investments	100,000	267,933	200,000	288,680

Total fee income	5,889,805	5,075,093	6,797,305	7,837,499

Dividend income:
Non-controlled, non-affiliated investments	37,183	542,750	71,858	586,185
Non-controlled, affiliated investments	530,567	73,839	1,057,978	73,839
Controlled investments	—	—	—	—

Total dividend income	567,750	616,589	1,129,836	660,024

Total investment income	33,761,759	36,136,223	63,328,637	67,265,725

Expenses:
Base management fees	6,109,949	5,189,226	12,270,568	10,539,182
Interest and credit facility fees	5,614,533	4,915,024	11,615,741	9,673,040
Incentive management fees	2,968,924	2,069,605	6,428,789	7,333,715
Investment advisor expenses	576,468	482,745	1,109,274	1,040,843
Amortization of debt issuance costs	519,071	496,542	1,063,670	862,548
Professional fees	372,763	476,223	1,100,364	1,106,420
Director fees	163,000	161,500	336,500	279,500
Administrative services	131,667	181,825	287,127	433,141
Other	874,059	943,679	1,591,084	1,813,404

Total expenses	17,330,434	14,916,369	35,803,117	33,081,793

Net Investment Income	16,431,325	21,219,854	27,525,520	34,183,932

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	565,806	(26,340,317)	34,393,051	(26,287,812)
Non-controlled, affiliated investments	—	—	—	21
Controlled investments	48,430,920	(32,659,817)	48,430,920	(32,660,160)
Foreign currency	—	605,768	—	766,927

Net realized loss	48,996,726	(58,394,366)	82,823,971	(58,181,024)

Net change in unrealized appreciation or depreciation on:
Non-controlled, non-affiliated investments	2,040,958	16,270,922	(23,299,061)	22,003,879
Non-controlled, affiliated investments	11,583,803	9,604,746	14,258,952	24,019,143
Controlled investments	(48,458,889)	23,958,104	(47,493,238)	20,180,439
Foreign currency translation	273,127	(635,863)	(32,575)	(385,833)

Net change in unrealized appreciation or depreciation	(34,561,001)	49,197,909	(56,565,922)	65,817,628

Net realized and unrealized gain (loss)	14,435,725	(9,196,457)	26,258,049	7,636,604

Net Increase in Net Assets Resulting from Operations	$30,867,050	$12,023,397	$53,783,569	$41,820,536

Net Investment Income Per Share – basic	$0.22	$0.29	$0.37	$0.46

Earnings Per Share - basic	$0.41	$0.16	$0.72	$0.56

Weighted-Average Shares Outstanding - basic	74,534,449	74,096,355	74,526,045	74,027,408

Net Investment Income Per Share - diluted	$0.21	$0.27	$0.36	$0.45

Earnings Per Share - diluted	$0.39	$0.16	$0.68	$0.54

Weighted-Average Shares Outstanding - diluted	84,431,176	83,993,082	84,422,772	81,190,233

Dividends Declared Per Share	$0.21	$0.26	$0.47	$0.52

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive management fees based on income as it becomes legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter is based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the current fiscal quarter. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to such fees in the prior three quarters has caused the Company’s incentive management fee expense to become, and currently is expected to be, concentrated in the fourth quarter of each year. Management believes that reflecting incentive management fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period, with the formula applied to the current quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. Similarly, the Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 on file with the Securities and Exchange Commission (“SEC”).

Computations for the periods below are derived from the Company’s financial statements as follows:

	Three months ended June 30, 2014	Three months ended June 30, 2013	Six months ended June 30, 2014	Six months ended June 30, 2013
GAAP Basis:
Net Investment Income	$16,431,325	$21,219,854	$27,525,520	$34,183,932
Net Investment Income per share	0.22	0.29	0.37	0.46

Addback: GAAP incentive management fee expense based on Gains	2,968,924	1,695,021	6,428,789	5,415,747
Addback: GAAP incentive management fee expense based on Income	—	374,584	—	1,917,968

Pre-Incentive Fee[2]:
Net Investment Income	$19,400,249	$23,289,459	$33,954,309	$41,517,647
Net Investment Income per share	0.26	0.31	0.46	0.56

Less: Incremental incentive management fee expense based on Income	2,576,791	4,178,233	2,853,998	6,276,473

As Adjusted[1]:
Net Investment Income	$16,823,458	$19,111,226	$31,100,311	$35,241,174
Net Investment Income per share	0.23	0.26	0.42	0.48

As Adjusted1: Amounts are adjusted to remove the incentive management fee expense based on Gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. The incremental incentive management fee is based on each trailing four-fiscal quarter period, applied to the current quarter’s incremental earnings, and without any reduction for incentive management fees paid during the prior three quarters. Amounts reflect the Company’s ongoing operating results and reflect the Company’s financial performance over time.

Pre-Incentive Fee2: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-Looking Statements

This press release, and other statements that BlackRock Kelso Capital may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Kelso Capital’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Kelso Capital cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Kelso Capital assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Kelso Capital’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) fluctuations in foreign currency exchange rates; and (15) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Kelso Capital’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Kelso Capital’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com. The information contained on our website is not a part of this press release.

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